Exhibit 10.31

March 1, 2004

Eula Adams
18 Red Tail Drive
Highlands Ranch, CO 80126

Dear Eula:

I am pleased to extend an offer of employment to you on behalf of Storage Technology Corporation (“StorageTek”) in the position of Vice President, Global Services, reporting to Pat Martin, President and CEO, StorageTek. As a salaried employee, you will be paid on a bi-weekly basis equating to $390,000 annually. Other benefits being offered with this position are outlined below. We recommend that your start date with StorageTek be on or before March 15, 2004.

You will be eligible to participate in the StorageTek Management by Objectives (MBO) Bonus Plan. Incentive payout is based on achievement of corporate, business unit and individual goals. The target payout for this position will be 60% of your base salary. Payout for this Plan can range from 75% (threshold) to 175% (stretch) of your bonus target opportunity. To receive compensation under this Plan, you must meet the eligibility requirements stated in the Plan document that will be provided to you.

We will recommend that you receive an option to purchase 80,000 shares of StorageTek common stock, subject to the approval of the Board of Directors. The exercise price per share will be the fair market value at the time of the grant. This grant will be approved to coincide with your start date at StorageTek. The option will be granted pursuant to the terms and conditions of the Company’s 1995 Equity Participation Plan. These stock options will vest in increments of 25% on the first through the fourth anniversaries of the grant.

Subject to the approval of the Board of Directors, you will receive 13,333 shares of StorageTek restricted common stock at par value, $0.10 per share. These shares will vest in equal annual installments over a four-year period after the grant date which will coincide with your option grant date, and are subject to the terms and conditions of StorageTek’s 1995 Amended and Restated Equity Participation Plan.

You will be automatically included in the StorageTek Long-Term Incentive Program (“LTI”) for future grant consideration.

General Employee Benefits

As a member of our team, you will be eligible to participate in a variety of employee benefits in accordance with the terms of the respective benefit plans.

StorageTek benefits currently include, but are not limited to, medical, dental, vision, life insurance, short and long-term disability coverage, 401(k), employee stock purchase plan and Paid Time Off. These benefits are described in the Benefits Review document included with your offer letter. The Benefits Review states that vacation will be accrued at 3.08 hours per pay period. Since you are an executive, your vacation program allows vacation as business conditions dictate. There is no defined limit, and therefore, no vacation accrual. Please keep in mind that StorageTek may modify or cancel any employee benefits during your employment. Certain benefits require vesting. Vesting schedules are contained in the benefit plan documents. In addition to the above general employee benefits, you will be eligible for the following executive benefits:

Deferred Compensation – Under this program you may contribute up to 50% of your base salary and up to 100% (with limitations due to tax and other obligations) of your marketing or management bonuses into a non-qualified tax deferred plan. In addition, you may also contribute excess 401(k) contributions to the plan.

Executive Life – StorageTek will provide you with life insurance that is equivalent to two times your base pay. Your initial coverage will be through group term insurance. After you start, you will receive enrollment materials for an executive life insurance plan allowing you to enroll in an individual life policy (for coverage above $50,000) that you will own and that allows a cash surrender value.

Executive Severance Agreement – You will be provided an Executive Severance Agreement that entitles you to receive, in the event of an involuntary termination of employment (as defined in the Agreement), a severance payment equal to one times your Base Salary and one times your Target Bonus as in effect for the year in which you are terminated. This agreement of payment is dependant upon your signing a release agreement and a non-compete for the timeframe of your severance.

Executive Agreement (Change of Control) – StorageTek recognizes that establishing and maintaining a strong management team is essential to protecting and enhancing the interests of the Company and its shareholders. In order to ensure management stability and the continuity of key management personnel, you will also be offered the attached Executive Agreement (Change of Control) at the commencement of your employment with StorageTek. This agreement provides financial protection in the event you would be terminated within 24 months of a change of control.

Conditions of offer

This offer of employment is conditional upon your completion of the following:

•	Undergoing and successfully completing StorageTek’s pre-employment screening including a background check, a pre-employment drug test and other testing as may be required for your specific position;

•	Verification of your eligibility to work in the United States;

•	Execution of StorageTek’s Proprietary Rights Agreement and Pre-Employment Commitments form; and

•	Reading, understanding and agreeing to comply with and be bound by StorageTek’s Business Conduct Guidelines.

Here at StorageTek, we are passionate about our work. Our culture is energizing, innovative and challenging. We realize that talented people like you help make us more successful in our rapidly expanding world markets. StorageTek is an Equal Opportunity employer that embraces and encourages diversity. Our goal is to hire the right person into the right job at the right time – so that together we can put the power of information into our customers’ hands. We hope you will help us meet this challenge and become part of the StorageTek team.

Please sign and return this Conditional Offer Letter and Attachment to Conditional Offer Letter by March 8 to indicate your acceptance of the terms of this offer. These documents must be signed and returned to our office by the date indicated or the offer may be withdrawn. The Attachment to Conditional Offer Letter will govern many of the specific legal conditions of our employer-employee relationship. Please review it carefully before signing.

We look forward to having you join our team. If you have any questions regarding this offer, please call me directly at (303) 673-3460. Or, you may call Pat Martin at (303) 661-2500.

Sincerely,

Roger Gaston
Corporate Vice President
Human Resources

I accept the offer of employment described above, which is conditional upon my agreement to all of the terms outlined in the Attachment to Conditional Offer Letter. I have read and understand this Conditional Offer Letter and the Attachment, including but not limited to the provisions concerning StorageTek Business Conduct Guidelines and Corporate Policies and Practices, Pre-Employment Commitments, Intellectual Property, Confidential Information and Non-Recruitment, and Employment-At-Will. My signature below indicates that I agree to the terms of both the Conditional Offer Letter and the Attachment to Conditional Offer Letter.

—————————————— Eula Adams	—————————————— Date

To facilitate enrollment into our personnel system, please provide the following:

—————————————— Social Security Number	—————————————— Date of Birth

☐      I have never been employed by StorageTek.

☐      I have been employed by StorageTek. My employee number is: __________________

Assuming that I have received notification that I have successfully passed all components of StorageTek’s pre-employment screening process before such date*, I would like to start work on the following date:

_________________
Start Date

*please note: We typically receive the background check in five to seven business days from when you fax it in. We typically receive the drug test results in three to four business days from when you take the test.

STORAGE TECHNOLOGY CORPORATION (“STORAGETEK”)
ATTACHMENT TO CONDITIONAL OFFER LETTER
For Eula Adams
March 1, 2004

PRE-EMPLOYMENT SCREENING

StorageTek’s offer of employment is conditional upon satisfactory resolution of a background check and pre-employment drug test as well as other testing as may be required for your specific position. The determination as to whether each of these conditions has been satisfactorily met is at the sole discretion of StorageTek. The background check may include, but is not limited to, verification of social security number, work experience, training, licenses, certificates, educational experience, and examination of your driving record and criminal history. StorageTek will notify you when all components of your pre-employment screening process have been satisfactorily met. You are not eligible to commence employment with StorageTek until after you have received such notification.

VERIFICATION OF EMPLOYMENT ELIGIBILITY

Within three days of your hire date, you will be asked to complete a Form I-9 (Employment Eligibility Verification) and present appropriate documents, as required by the federal government, to establish your identity and eligibility to work in the United States. StorageTek can make no promises or guarantees about your ability to secure employment authorization.

STORAGETEK BUSINESS CONDUCT GUIDELINES AND CORPORATE POLICIES AND PRACTICES

StorageTek’s Business Conduct Guidelines provide a consistent standard to which employees must adhere in conducting StorageTek’s business activities worldwide. The Business Conduct Guidelines embody StorageTek’s core values and commitment to operating according to the highest ethical standards. As a condition of your employment you agree to comply with StorageTek’s Business Conduct Guidelines and Corporate Policies and Practices as may be issued or modified from time to time.

PRE-EMPLOYMENT COMMITMENTS

StorageTek’s offer of employment is conditional upon your signing a Pre-Employment Commitments form on which you identify any obligations or commitments to your previous employer, or any other obligations, commitments, conflicts, rights or interests that you might have prior to your employment with StorageTek.

INTELLECTUAL PROPERTY, CONFIDENTIAL INFORMATION AND NON-RECRUITMENT

StorageTek’s offer of employment is conditional upon your signing a Proprietary Rights Agreement which sets forth StorageTek’s terms regarding intellectual property, confidential information and non-recruitment of StorageTek employees, both during and after terminating your employment with StorageTek. The Proprietary Rights Agreement is a legal document that should be carefully read and understood before signing. Please be aware that your legal obligations with respect to the Proprietary Rights Agreement continue at all times and remain in effect after you leave the employ of StorageTek.

STORAGE TECHNOLOGY CORPORATION (“STORAGETEK”)
ATTACHMENT TO CONDITIONAL OFFER LETTER - PAGE 2
For Eula Adams
March 1, 2004

EMPLOYMENT- AT- WILL

Nothing in the Conditional Offer Letter or this Attachment promises or implies employment for any particular duration. Just as you may terminate your employment with StorageTek at any time, with or without cause, StorageTek may terminate your employment at any time, with or without cause. This at-will employment relationship may not be modified except by written agreement properly signed by you and an authorized officer of StorageTek. Nothing contained in the Conditional Offer Letter, this Attachment, or other communications creates or implies any promise of specific treatment upon which you can rely.

By signing below, I affirm my understanding of and agree to the terms of this Attachment to Conditional Offer Letter:

—————————————— Eula Adams	—————————————— Date